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                                                               EXHIBIT 23.0

GA FINANCIAL, INC.

To the Board of Directors and Shareholders of GA Financial, Inc.:

     We consent to incorporation by reference in the registration statements (Nos. 333-66107 and 333-37837) on Form S-8 of GA Financial, Inc. of our report dated March 5, 2004 with respect to the consolidated statements of financial condition of GA Financial, Inc. and subsidiaries as of December 31, 2003 and 2002 and the related consolidated statements of income and comprehensive income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2003 which report is incorporated by reference in the December 31, 2003 Annual Report on Form 10-K of GA Financial, Inc.


/s/ KPMG

Pittsburgh, Pennsylvania
March 10, 2004